UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	November 23, 2004

IXYS Corporation
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	000-26124	77-0140882
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

3540 Bassett Street, Santa Clara, California		95054
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	408-982-0700

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01. Entry into a Material Definitive Agreement.

On November 23, 2004, the Compensation Committee (the "Committee") of the Board of Directors of (the "Company") set objectives to use in determining the amount of the cash bonus payable to Dr. Nathan Zommer, the Chief Executive Officer of the Company, in respect of the fiscal year ending March 31, 2005. The Committee also established weights for the objectives, to indicate their relative importance. In setting the objectives and weights, the Committee approved the following language:

"These objectives, along with the weights accorded them, represent guidelines for the Committee to use in evaluating the bonus to be paid to the Chief Executive Officer and for the Chief Executive Officer to use in understanding the goals of the Compensation Committee for his performance. As guidelines, the objectives and weights are not determinative in and of themselves of the amount of the bonus. The amount of the bonus will be determined by the Committee in light of its evaluation of the Chief Executive Officer’s performance in total and not based on the mechanical application of any formula. The Committee may decide to award additional amounts for performance in excess of an objective or award lesser amounts for partial performance of an objective. The Committee may also consider factors not set forth below in ultimately determining the amount of the bonus. Thus, the amount of the bonus to be paid is in the discretion of the Committee, to be determined after completion of the fiscal year."

The objectives are described below:

1. A quantitative target for net income for fiscal 2005;

2. Presentation of 3 year, rolling business plan
(covering fiscal years 2006, 2007 and 2008)
by February 2005;

3. A quantitative target for net revenues for fiscal 2005;

4. A quantitative target for gross margin for fiscal 2005;

5. Completion of compliance with Section 404 of
the Sarbanes-Oxley Act with an unqualified attestation
report from the auditors for fiscal 2005; and

6. Overall performance during fiscal 2005.

Objectives 1, 3, and 4 will be measured against the audited financial statements of the Company for fiscal 2005.

The Board of Directors of the Company had previously approved, at a meeting on February 20, 2004, a target cash bonus for Dr. Zommer of $250,000 for the fiscal year ending March 31, 2005. In setting the target, it was noted that the actual cash bonus could be more or less than that amount, in light of his performance.

On November 23, 2004, the Committee also approved a cash bonus to Dr. Zommer of $700,000, payable in increments of $100,000 per fiscal quarter, commencing with the fiscal quarter ending December 31, 2004. A condition to the Company’s obligation to pay any increment is that Dr. Zommer continues to be the Chief Executive Officer on the last day of the corresponding fiscal quarter.

On November 23, 2004, the Committee approved a target cash bonus for Uzi Sasson, the Chief Financial Officer of the Company, of $130,000 per fiscal year. With respect to the fiscal year ending March 31, 2005, the target cash bonus is to be pro-rated for the days of service as Chief Financial Officer within such year. The pro-rated amount is approximately $47,000. The actual cash bonus could be more or less than the target amount, in light of Mr. Sasson’s performance.

On November 23, 2004, the Committee approved an employment bonus for Mr. Sasson of $50,000. The bonus is immediately payable.

On December 9, 2004, the Company executed indemnity agreements with Uzi Sasson, Chief Financial Officer; and Kent Loose, Controller and Principal Accounting Officer. The agreements are substantially in the form previously executed with executive officers of the Company.

On December 9 , 2004, the Company executed an indemnity agreement with Kenneth Wong, a director. The agreement is substantially in the form previously executed with directors of the Company.

These indemnity agreements provide for the indemnification by the Company of these individuals against liabilities that may arise by reason of their status or service as an officer or a director. Under these agreements, the Company agrees to indemnify these individuals to the fullest extent authorized or permitted under the bylaws of the Company and the Delaware General Corporation Law.

As an additional indemnification, the Company agrees to indemnify each of the individuals against all expenses, fees, damages, judgments, fines and amounts paid in settlement in connection with the individual’s status or service with the Company or its affiliates. There are limitations on this additional indemnification in the event the indemnification is not lawful or in the event of conduct that is determined in a final judgment to constitute knowing fraud, deliberate dishonesty, willful misconduct, a breach of the duty of loyalty or to result in personal profit or advantage to which the individual is not legally entitled.

In the indemnity agreements, the Company also agrees to advance expenses incurred in connection with a proceeding, subject to receipt of an undertaking to repay such advances in the event of an ultimate determination that the individual is not entitled to indemnification.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IXYS Corporation

December 9, 2004	By:	Uzi Sasson

Name: Uzi Sasson
Title: Vice President of Finance and Chief Financial Officer